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                                                                   EXHIBIT 5.1




                           [SULLIVAN & CROMWELL LETTERHEAD]




                                                      July 28, 1997


Wavetek Corporation,
Wavetek U.S. Inc.,
  11995 El Camino Real, Suite 301,
    San Diego, CA 92130.

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933 (the "Act") of $85,000,000 aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2007 (the "Securities") of Wavetek Corporation, a Delaware corporation (the "Company"), and the Subsidiary Guarantee (the "Subsidiary Guarantee") of Wavetek U.S. Inc., a Delaware Corporation (the "Subsidiary Guarantor"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has

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become effective under the Act, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities and Subsidiary Guarantee have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company and the Subsidiary Guarantee will constitute the valid and legally binding obligation of the Subsidiary Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.


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         We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Notes" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
                                               Very truly yours,

                                               SULLIVAN & CROMWELL